                                                                       EXHIBIT 7

                                                                  Execution Copy

                               FUNDING AGREEMENT

FUNDING AGREEMENT made as of this 7/th/ day of January, 2000 among:

(1) ELAN PHARMACEUTICAL TECHNOLOGIES, a division of ELAN CORPORATION, PLC, a public limited company incorporated under the laws of Ireland, and having its registered office at Lincoln House, Lincoln Place, Dublin 2, Ireland ("Elan");
       ----

(2) ELAN PHARMA INTERNATIONAL LIMITED, a company incorporated under the laws of Ireland, and having its registered office at Wil House, Shannon Business Park, Shannon,, County Clare, Ireland ("EPIL");
                                             ----

(3) ELAN INTERNATIONAL SERVICES, LTD., an exempted limited liability company incorporated under the laws of Bermuda, and having its registered office at Clarendon House, 2 Church St., Hamilton, Bermuda ("EIS"); and
                                                        ---

(4) RIBOZYME PHARMACEUTICALS, INC. a corporation incorporated under the laws of Delaware and having its principal place of business at 2950 Wilderness Place, Boulder, Colorado 80301, United States of America ("RPI").
                                                                ---
RECITALS:

A. EIS and RPI have formed a Bermuda exempted limited liability company known as Medizyme Pharmaceutical Ltd. ("Newco").
                                       -----

B. Elan and EPIL are beneficially entitled to the use of certain patents which have been granted or are pending in relation to the Elan Intellectual Property.

C. RPI is beneficially entitled to the use of certain patents that have been granted or are pending in relation to the RPI Intellectual Property.

D. As of the date hereof, Elan and EPIL have entered into license agreements with Newco, and RPI has entered into a license agreement with Newco, in connection with the license to Newco of the Elan Intellectual Property and the RPI Intellectual Property, respectively.

E. Elan, EPIL and RPI have agreed to co-operate in the research and development of a business for the research, development and commercialization of the Products based on their respective technologies.

F. As of the date hereof, Elan, EPIL, EIS, RPI and Newco have entered into a Subscription, Joint Development and Operating Agreement, dated as of the date hereof (the "JDOA") for the purpose of recording the terms and
                       ----
     conditions of the research, development and commercialization of the Products and governing certain aspects of the affairs of and their dealings with Newco. Capitalized terms when used in the Recitals hereto and in this Agreement shall bear the same meanings as ascribed to such terms in the JDOA.

                                    CLAUSE 1

                              DEVELOPMENT FUNDING

1.1 It is estimated that Newco will require an additional U.S.$15,000,000 to commence development of the Products based upon the RPI Intellectual Property, the Elan Intellectual Property and/or the Newco Technology (the

     "Development Funding").  Within the Development Period, EIS and RPI may
      -------------------
     provide to Newco, by way of an unconditional gift to Newco, as contributed surplus or loan, as may be agreed to by EIS and RPI, up to an aggregate maximum amount of U.S.$15,000,000, such funding to be provided by EIS and RPI to Newco on a pro rata basis based on their respective equity interests, on a fully-diluted basis in Newco.

1.2 The Development Funding shall be provided by EIS and RPI, each in its sole discretion, at such times as shall be necessary for the development of the Products as provided in the Development Plan or as otherwise approved by the Newco Directors, including at least one Newco Director designated by EIS and one Newco Director designated by RPI. The Development Funding shall be funded on the following terms:

     1.2.1 The minimum amount of each disbursement of the Development Funding shall be U.S.$312,500 (except in the event that an amount less than U.S.$312,500 remains available for funding, in which case such lesser amount may be funded) allocated between EIS and RPI as provided in Section 1.1 above;

     1.2.2 Such funding shall be provided in accordance with the Development Plan or as otherwise approved by the Newco Board of Directors (including at least one Newco Director designated by EIS and at least one Newco Director designated by RPI); and

     1.2.3 Such funding shall be subject to the receipt by Elan or EIS of any required approvals under the Mergers and Takeovers (Control) Acts 1978-1996 (the "Irish Mergers Act").
                             -----------------

1.3 In the event that Elan or EIS is unable to obtain approval under the Irish Mergers Act within three months after a determination of the necessity of such funding by the Newco Directors, the parties hereto shall work together in good faith, each in its sole discretion, to agree on an alternative funding mechanism.

1.4 Each request for Development Funding shall be delivered from the Management Committee to each of the Stockholders upon 15 business days' prior written notice, which notice shall set forth:

     (i)    the amount of the Development Funding requested;

     (ii)   the date requested to fund such amount; and

     (iii) a reasonably detailed narrative and summary of the uses and application thereof.


                                   CLAUSE 2

                                  TERMINATION

2.1 This Agreement shall govern the funding methodology of EIS, Elan and RPI with respect to Newco until terminated by written agreement of EIS and RPI.


                                    CLAUSE 3

                                    GENERAL

3.1  [intentionally omitted]:

3.2  Further Assurance:
     ------------------

     At the request of any of the Parties, the other Party or Parties shall (and shall use reasonable efforts to procure that any other necessary parties shall) execute and perform all such documents, acts and things as may reasonably be required subsequent to the signing of this Agreement for assuring to or vesting in the requesting Party the full benefit of the terms hereof.

3.3  Reliance on Representations and Warranties:
     -------------------------------------------

     Each of the Parties hereto hereby acknowledges that in entering into this Agreement it has not relied on any representation or warranty except as expressly set forth herein or in any document referred to herein.

3.4  Force Majeure:
     --------------

     Neither Party to this Agreement shall be liable for delay in the performance of any of its obligations hereunder if such delay is caused by or results from causes beyond its reasonable control, including without limitation, acts of God, fires, strikes, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances or intervention of any relevant government authority, but any such delay or failure shall be remedied by such Party as soon as practicable.

3.5  Relationship of the Parties:
     ----------------------------

     Nothing contained in this Agreement is intended or is to be construed to constitute Elan, EPIL or EIS, on one hand, and RPI, on the other hand, as partners, or Elan, EPIL or EIS as an employee or agent of RPI, or RPI as an employee or agent of Elan, EPIL or EIS.

     No Party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of another Party or to bind another Party to any contract, agreement or undertaking with any third Party.

3.6  Counterparts:
     -------------

     This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute this Agreement.

3.7  Notices:
     --------

     Any notice to be given under this Agreement shall be sent in writing by registered or recorded delivery post or reputable overnight courier such as Federal Express or telecopied to:

     Elan at:

     Lincoln House, Lincoln Place, Dublin 2
     Ireland
     Attention:  Vice President & General Counsel
     Elan Pharmaceutical Technologies,
     a division of Elan Corporation, plc
     Telephone:     353-1-709-4000
     Fax:           353-1-709-4124

     with a copy to:

     Brock Silverstein LLC
     800 Third Avenue, 21/st/ Floor
     New York, NY 10022
     Attention:  David Robbins
     Telephone:     212-371-2000
     Fax:           212-371-5500

     EPIL at:

     Wil House
     Shannon Business Park
     Shannon, Co. Clare
     Ireland

     with a copy to:

     Brock Silverstein LLC
     800 Third Avenue, 21/st/ Floor
     New York, NY 10022
     Attention:  David Robbins
     Telephone:     212-371-2000
     Fax:           212-371-5500

     EIS at:

     Elan International Services, Ltd.
     102 St. James Court
     Flatts, Smiths FL04
     Bermuda
     Attention:  President
     Telephone:     441-292-9169
     Fax:           441-292-2224

     with a copy to:

     Brock Silverstein LLC
     800 Third Avenue, 21/st/ Floor
     New York, NY 10022
     Attention:  David Robbins
     Telephone:     212-371-2000
     Fax:           212-371-5500

     RPI at:

     2950 Wilderness Place
     Boulder, Colorado 80301
     Attention: Chief Executive Officer
     Telephone:     (303) 546-8132
     Fax            (303) 449-6995
     with a copy to:

     Rothgerber Johnson & Lyons LLC
     1200 17/th/ Street, Suite 3000
     Denver, Colorado 80202
     Attention:  Woody Davis
     Telephone:     (303) 623-9000
     Fax:           (303) 623-9222

     Or, in each case, to such other address(es) as may from time to time be notified by any Party to the others hereunder.

     Any notice sent by mail shall be deemed to have been delivered within three working days after dispatch or delivery to the relevant courier and any notice sent by telecopy shall be deemed to have been delivered upon confirmation of receipt by telephone. Notices of change of address shall be effective upon receipt.

3.8  Governing Law:
     --------------

     This Agreement shall be governed by and construed in accordance with the substantive (as opposed to procedural) laws of the State of Delaware, without giving effect to principles thereof relating to conflicts of laws. Any dispute hereunder shall be adjudicated in a forum set forth in the Securities Purchase Agreement.

3.9  Severability:
     -------------

     If any provision in this Agreement is agreed by the Parties to be, deemed to be or is or becomes invalid, illegal, void or unenforceable under any law that is applicable hereto, such provision will be deemed amended to conform to applicable laws so as to be valid and enforceable or, if it cannot be so amended without materially altering the intention of the Parties, it will be deleted, with effect from the date of such agreement or such earlier date as the Parties may agree, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired or affected in any way.

3.10 Amendments:
     -----------

     No amendment, modification or addition hereto shall be effective or binding on any Party unless set forth in writing and executed by a duly authorized representative of all Parties.

3.11 Waiver:
     -------

     No waiver of any right under this Agreement shall be deemed effective unless contained in a written document signed by the Party charged with such waiver, and no waiver of any breach or failure to perform shall be deemed to be a waiver of any future breach or failure to perform or of any other right arising under this Agreement.

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

3.12 Assignment:
     -----------

     None of the Parties shall be permitted to assign its rights or obligations hereunder without the prior written consent of the other Parties except as follows:

     3.12.1 Elan, EPIL, EIS and/or RPI shall have the right to assign their rights and to delegate their obligations hereunder to their Affiliates; provided, however, that such assignment does not result in material adverse tax consequences for any other Parties and; provided, that Elan, EPIL, EIS and/or RPI (if applicable) shall remain obligated after such delegation.

     3.12.2 Elan, EPIL, EIS and/or RPI shall have the right to assign their rights and to delegate their obligations hereunder to a special purpose financing or similar vehicle established by Elan, EPIL and/or EIS or RPI, as the case may be, or in connection with a sale of all or substantially all of the business of such Party to which the Transaction Documents relate, whether by merger, sale of stock, sale of assets or otherwise; provided, that Elan, EPIL, EIS and/or RPI (if applicable) shall remain obligated after such delegation.

     3.13    Whole Agreement/No Effect on Other Agreements:
             ----------------------------------------------

     This Agreement and the other Transaction Documents set forth all of the agreements and understandings between the Parties with respect to the subject matter hereof, and supersedes and terminates all prior agreements and understandings between the Parties with respect to the subject matter hereof. There are no agreements or understandings with respect to the subject matter hereof, either oral or written, between the Parties other than as set forth in this Agreement and the other Transaction Documents.

     No provision of this Agreement shall be construed so as to negate, modify or affect in any way the provisions of any other agreement between any of the Parties unless specifically referred to, and solely to the extent provided herein. In the event of a conflict between the provisions of this Agreement and the provisions of the License Agreements, the terms of this Agreement shall prevail unless this Agreement specifically provide otherwise.

3.14 Successors:
     -----------

     This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their successors and permitted assigns.

                           [Signature Page Follows]

     IN WITNESS WHEREOF, the Parties hereto have executed this Funding Agreement on the day first set forth above.

                                   SIGNED

                                   BY:_______________________

                                   for and on behalf of
                                   ELAN PHARMACEUTICAL TECHNOLOGIES,
                                   a division of ELAN CORPORATION, PLC

in the presence of:__________________


                                   SIGNED

                                   BY:_______________________

                                   for and on behalf of
                                   ELAN PHARMA INTERNATIONAL LIMITED

in the presence of:__________________


                                   SIGNED

                                   BY:_______________________

                                   for and on behalf of
                                   ELAN INTERNATIONAL SERVICES, LTD.

in the presence of:__________________


                                   SIGNED

                                   BY: /s/ [ILLEGIBLE]^^
                                      -----------------------

                                   for and on behalf of
                                   RIBOZYME PHARMACEUTICALS, INC.

in the presence of: /s/ [ILLEGIBLE]^^
                   ------------------

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